Exhibit 10.19

SERVICES AGREEMENT

THIS AGREEMENT made as of and effective this 22nd day of April, 2001.

B E T W E E N:

Alliance Capital Management L.P., a limited partnership with a principal place of business located at 1345 Avenue of the Americas, New York, New York (hereinafter referred to as “Alliance”), and The Equitable Life Assurance Society of the United States, a corporation with its principal place of business located at 1290 Avenue of the Americas, New York in the State of New York, 10104, (hereinafter referred to as “Equitable”);

W I T N E S S E T H

                WHEREAS Alliance provides certain data processing services and functions for itself and certain of its affiliated companies, (hereinafter, referred to as “Alliance Companies”); and

                WHEREAS Alliance desires to have the data processing services and functions, more particularly described herein, performed by Equitable from the Equitable Information Processing Center presently located at 400 Willow Tree Road, Leonia, New Jersey 07605; and

                WHEREAS Equitable is willing to provide Alliance such data processing services and functions, all in accordance with the terms and conditions of this Agreement;

                NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

ARTICLE 1.   BASIC PROVISIONS

                1.1          Composition of Agreement.  This Agreement is comprised of:

(i)	the provisions of Articles 1 through 8 herein (the “Basic Provisions”); and,

(ii)

schedules and technical exhibits for software systems, specifications, time tables, other terms and conditions, fees and charges and other schedules agreed upon by Equitable and Alliance or any Alliance Companies.

                1.2          Basic Provisions Controlling.  In the event of any conflict or inconsistency between any schedule, exhibit or any other document made part of this Agreement and the Basic Provisions, the Basic Provisions shall be controlling.

                1.3          Entire Agreement.  This Agreement sets forth the entire and exclusive understanding and agreement of Equitable, Alliance and Alliance Companies with respect to its subject matter hereof and supersedes and merges any prior understandings or agreements, oral or written.

ARTICLE 2.   SCOPE OF SERVICES

                2.1          The Services.  (1)  Upon the terms and conditions of this Agreement, Equitable shall provide Alliance with the services set out in Schedule A attached to this Agreement, including without limitation the service level requirements that are specified therein (the “Services”).

                                (2)           Each party hereto confirms, acknowledges and agrees that the terms and conditions of this Agreement are commercially reasonable and generally consistent with industry practice in the circumstances of the transactions contemplated herein.

                2.2          Change Management and Additional Services.  In the event Alliance wishes Equitable to provide any services to Alliance that are not included in the Services, Alliance shall submit a written request for same to Equitable and the parties agree that they shall use their reasonable efforts to negotiate, in good faith, such provision of services in accordance with the terms of this Agreement.  Any such additional services shall be incorporated into the definition of Services, and shall be at fees calculated on the same basis and in accordance with the principles set forth in Article 5 hereof.

ARTICLE 3.   ALLIANCE RESPONSIBILITIES

                3.1          Alliance Responsibilities.  Alliance shall perform the obligations set out in Schedule B attached hereto (“Alliance Obligations”).

                3.2          Data Delivery.  Equitable may accept as correct, accurate and reliable, without any further inquiry, all information, data, documents and other records delivered, supplied or made available to Equitable hereunder, and may assume full disclosure to Equitable hereunder in the performance of the Services. Equitable shall have no responsibility or liability for any error, inadequacy or omission to the extent that it results from inaccurate or incomplete information, data, documents or other records provided to Equitable in connection with this Agreement.

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ARTICLE 4.   LEGAL COMPLIANCE

                4.1          Compliance with Local Laws and Policies.  Each party hereto agrees that it shall, at its own cost and expense: (i) comply with all laws, rules, regulations, procedures and policies of their respective jurisdictions (including complete and accurate disclosure of information to any regulatory body to which any party hereto may be subject) that concern this Agreement in any manner whatsoever; and (ii) notify the other party in a timely manner regarding any changes in such laws, regulations, rules, procedures and policies which may affect their respective performance of this Agreement.

ARTICLE 5.   PAYMENTS

                5.1          Service Fees and Payment.  The fees to be paid by Alliance to Equitable in consideration of the Services (the “Service Fees”) shall be as set forth in Schedule F attached hereto. Alliance and Equitable agree that:  (i) the Service Fees have been calculated in accordance with, and have been based upon, Equitable’s direct and indirect costs and expenses as determined by Equitable in accordance with Section 1505 of the New York Insurance Law and New York Insurance Department Regulation No. 33 and, as applicable, in conformity with generally accepted accounting principles in the United States of America; and (ii) that the Service Fees do not exceed such costs and expenses.

ARTICLE 6.   AUDIT RIGHTS

                6.1          Books and Records.  Equitable shall prepare and maintain reasonably detailed books, accounts and records concerning the Services rendered to Alliance.  Equitable agrees that its record keeping obligations in this Section 6 hereof shall include the obligation to maintain financial and accounting records that are necessary to support the commercial reasonability and industry consistency of this Agreement.

                6.2          Inspection Rights.  In addition to any other right or remedy of Alliance, Alliance shall, at any time during the term of this Agreement , have the right to visit any location of Equitable for the purpose of, and to, examine, audit and inspect such books, accounts and records, together with any other aspect of Equitable’s provision of the Services hereunder upon forty–eight (48) hours prior written notice.  Any such audit or inspection by Alliance shall not unreasonably interfere with, or in any way, disrupt Equitable’s normal commercial or administrative operations, and may be conducted during ordinary business hours (unless otherwise agreed to by the parties) at Equitable’s EDP Facility, and shall be subject to Alliance’s designated representative agreeing to Equitable’s reasonable and standard confidentiality arrangements, which shall be substantially consistent with Schedule H. Alliance agrees to provide Equitable, and to instruct its auditors to provide Equitable, with a copy of the portions of each written report concerning the Services prepared in connection with any such audit.

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                6.2.1        Subject to the limitations of Section 6.2, the inspection rights shall include, without limitation, the right of Alliance’s internal audit department, in coordination with Equitable’s internal audit department, to conduct physical and data security inspections and data center operational reviews (including tape/catridge inventory and inspections and offsite data shipping procedures) of the data center, including meeting with data operations and other appropriate personnel, and reviewing equipment being used to process Alliance’s data, to obtain an independent assessment of physical security and data center operations.

ARTICLE 7.   TERM AND TERMINATION

                7.1          Term.  (1)  Except as otherwise provided herein, this Agreement shall commence as of the date hereof and continue until December 31st, 2003. This Agreement shall automatically renew and continue for successive one (1) year periods unless Equitable provides Alliance with at least twelve (12) months prior written notice or Alliance provides Equitable with at least six (6) months prior written notice during the initial term of their intention not to renew this Agreement, or either party provides the other party with at least six (6) months prior written notice thereafter of its intention not to renew such successive one (1) year period.  Either party shall have the right to terminate this Agreement at any time whatsoever immediately upon written notice to the other party in the event that the notifying party is legally prohibited, by any court of competent jurisdiction or regulatory authority in the United States of America, from having any or all of the Services performed by Equitable, and in such event, this Agreement shall terminate upon the effective date of any such prohibition.

                (2)           Any time after October 31, 2002, Alliance may terminate this Agreement without cause upon at least six (6) months prior written notice to Equitable.  In the event Alliance and Equitable cease to be Affilatesas defined in Section 9 of Schedule G, either party will have the right to terminate this Agreement upon at least six (6) months notice.  In the event Alliance continues to be an affiliate of Equitable but the majority of the partnership interests of Alliance are held by an entity other than Equitable or any of its subsidiaries, then this Agreement will have to be submitted to the New York Insurance Department (“NYID”) for review.  In such event Equitable will have right to amend this agreement if necessary to respond to the objections raised by the NYID.  In the event neither party terminates pursuant to this section, and the continuing provision of services under this Agreement results in additional costs to Equitable, such costs will be charged to Alliance consistent with Article 5 hereunder.

                (3)           In the event that either party exercises its termination rights under Subsection 7.1(1) or Subsection 7.1(2) or Section 4(b) of Schedule G, the terminating party shall financially compensate the other party in accordance with the formula and guidelines set out in Schedule E attached hereto, in complete and final satisfaction, and in full substitution, of any other remedies and rights that the non–terminating party may have in any connection therewith.

ARTICLE 8.   MISCELLANEOUS

                8.1          Definitions. All capitalized terms not otherwise defined in the text of this Agreement shall have the meaning ascribed in Schedule G herein.

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                8.2          Governing Law and Attornment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the State of New York’s conflicts of law rules. The parties hereto submit and attorn to the non–exclusive jurisdiction of the State and federal courts located in the State of New York.

                This Agreement is hereby executed and delivered by each of the parties hereto as of the effective date first set out herein.

Alliance Capital Management L.P.			The Equitable Life Assurance
By: Alliance Capital Management Corporation,			Society of the United States
Its General Partner

By:	/s/ John D. Carifa		By:	/s/ William Levine

	Name:	John D. Carifa		Name:	William Levine

	Title:	President & COO		Title:	Executive Vice President & CIO

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SCHEDULE A — SERVICES

1.             Service Description

                On April 22,  2001 (the “Start Date”), Equitable shall provide Alliance with the all of the services set forth herein including, but limited to, the transmission, storage, maintenance, processing and protection of certain Alliance Companies’ information and data (“Services”). It is understood that Alliance assistance will still be required for a reasonable period, not to exceed 2 months beyond the Start Date , particularly with respect to problem determination and resolution, scheduling, security administration and data recovery.  .  Service levels set forth below shall be reevaluated and reestablished  upon the sixth month anniversary of the Start Date and shall, at least, be equivalent in quality and nature (type and extent) to those services listed below.

(A) Mainframe Computer & Telecommunications Operations

Equitable will operate and control the MVS mainframe and telecommunications equipment, which consist of the following subsystems:

(i) JES

Equitable is responsible for providing adequate spool space and responsive spooling services for Alliance applications to support  Alliance operational specifications.  Alliance shall acquire, install and maintain its printers at its locations globally and any necessary interface equipment.  Alliance shall be responsible for all supplies, maintenance and usage charges related to these print facilities.

(ii) TSO

Equitable shall provide the TSO users with such foreground and background services that meet the service standards set forth below in Section 2 of this Schedule A.

(iii) TCP/IP

Equitable shall provide high speed TCP/IP network connectivity between Alliance and Equitable Leonia facility.   This service is the transport mechanism for communication between Alliance offices and the Alliance LPARS hosted at Equitable.  This access includes, DNS, TN3270 emulation, FTP between open systems and IP Printing.   The standards are set forth below in Section 2 of Schedule A.

(iv) CICS

Equitable shall provide access to Alliance on-line CICS applications in accordance with the service standards set forth below in Section 2 of this Schedule A

(v) VTAM, NCP, RJE, NJE, Mailbox and/or Tracs & NDM (Connect Direct)

Equitable is responsible for defining the logical and physical network and maintaining it in accordance with the standards set forth below in Section 2 of this Schedule A.

(B) Tape/Cartridge and Disk Management Services

(i) Library Maintenance

Equitable shall maintain a tape library process that provides reasonably responsive retrieval, mounting and filing of Alliance’s tape volumes in accordance with Alliance processing requirements as provided to Equitable, as such may be modified pursuant to the Change Management process set forth in this Agreement and standardization efforts set forth in Schedule B (the “Processing Requirements”).

(ii) Off-site Storage

Equitable is responsible for retaining volumes off-site as agreed upon and providing availability for retrieval at Equitable’s off-site storage vendor’s facility based on the Alliance Processing Requirements including transportation to and from the off-site storage facility.

(iii) Tape/Cartridge Volume Management

Equitable is responsible for providing availability of an adequate number of volumes for output recording based on the Alliance Processing Requirements.  Alliance is responsible for defining the tape retention policies that support Alliance’s business requirements complying with an agreed upon retention policy that supports the controlled growth of volumes.

(iv) Disk Space Management

Equitable is responsible for providing availability of adequate disk space for processing Alliance’s applications based on the Alliance Processing Requirements.  Alliance is responsible for complying with an agreed upon space management policy that supports the controlled growth of on-line disk data.

(v) Disk Data Recovery

Equitable is responsible for providing that all on-line operating system and application data is backed up and recoverable based on the Alliance Processing Requirements.

(C) Performance Management

(i) Operating System

Equitable shall provide mainframe services in accordance with the agreed upon service levels set forth herein and report results on a monthly basis.  The current Alliance operating system will be imported into the Equitable EDP Facility on or before the Start Date and shall be operated in a manner that is technologically segregated and partitioned

(logically or physically) from all other Equitable EDP Facility operating systems.  Equitable shall be responsible for monitoring and tuning the operating system, with Alliance’s support if required.

(ii) Applications

Alliance is responsible for its applications.  Equitable will provide necessary assistance to Alliance in isolating application performance problems and recommending solutions.

(iii) Telecommunications

Equitable shall manage and supervise, for and on behalf of Alliance, the telecommunication services related to the Services. With respect to SNI partners, Equitable will coordinate troubleshooting and supervise with Alliance’s support.

(D) Capacity Planning

(i) Resource Utilization

Equitable is responsible for monitoring and reporting Alliance’s resource utilization.  Reporting shall consist of month and cumulative year-to-date TAPE, CPU & DASD utilization. Equitable will provide, where reasonable, customized resource usage reports based on Alliance’s business and transaction groupings. Equitable will provide adequate capacity to meet Alliance’s Processing Requirements.

(ii) Planning & Notifications

At  a minimum, on a yearly basis during the term of this Agreement, consistent with Equitable’s and Alliance’s budget processes Equitable and Alliance  will participate in the annual capacity forecasting process for the purpose of projecting Alliance’s capacity requirements for the following year.  This includes: CPU, DASD, TAPE and telecommunications.  Alliance also has the responsibility of providing early notification (at least thirty (30) days if reasonably possible) of changes in its demand for resources. Any change in forecasted demand may result in an adjustment to the charges payable by Alliance, in accordance with Schedule F.

(E) Security

(i) Physical Plant

Equitable is responsible for maintaining a physically secure environment, consistent with its current standards.

(ii) Data

Equitable shall be responsible for physical data security in connection with the Services, which includes the engineering and support of RACF or similar security product and any underlying security products and/or system exits.   Alliance will perform security administration functions, which includes ID creation and deletion with respect to Alliance Companies’ operations globally.  Equitable shall secure Alliance Companies’ data from all other Equitable data.

(iii) Remote Access

Equitable and Alliance will provide a secure remote access process that adheres to guidelines published by both companies.

(F) Disaster/Recovery

(i) General

Equitable shall provide an alternate-processing site (Hot Site) for all of Alliance’s mission critical, mainframe production applications as defined by Alliance from time to time.  From the Start Date  through October 31, 2001, this requirement shall be met through Alliance’s existing agreement with Comdisco.  Payment for such agreement from April 1, 2001 is included in the annual Service Fee.Equitable will select the disaster recovery service provider to fulfill its obligations hereunder after October 31, 2001.

(ii) Plan Development

Equitable and Alliance are jointly responsible for the development of an effective disaster recovery plan. Alliance will, in accordance with Equitable disaster recovery procedures, identify its mission critical applications and files and provide reasonable assistance to Equitable to develop & support an appropriate recovery plan.

(iii) Plan Maintenance

Alliance is responsible for stipulating application and data access priorities, including all related disaster/recovery documentation.  Equitable is responsible for analyzing changes in recovery requirements and adjusting the integrated plan to fulfill new requirements.  Equitable is also responsible for coordinating periodic drills to provide recoverability testing and for managing the recovery vendor.

(iv) Off-site Storage

Alliance is responsible for identifying mainframe mission critical files that must be housed off-site which shall be stored based on the Alliance Processing Requirements as agreed to by the parties.. Equitable shall provide off-site storage for the Alliance mainframe mission critical files and shall manage the off-site storage process and vendor.

(G) Software Services

(i) Selection

 In accordance with Section 2.2., of this Agreement, Equitable and Alliance have a joint responsibility for selection of new or replacement operating system software for the purpose of meeting Alliance’s Processing Requirements.  Alliance shall use its reasonable efforts to coordinate with Equitable’s operating systems and update levels therefor.

(ii) Vendor Management

Equitable is responsible for managing its mainframe and telecommunications system software suppliers and maintainers.  Alliance is responsible for managing all applications systems vendors used by Alliance, including those listed  in Section 1B of Schedule C.

(iii) Contract Management

Equitable is responsible for managing its mainframe and telecommunications operating system software contracts.  Alliance is responsible for managing all application systems contracts including those listed in Section 1B of Schedule C.

(iv) Installation & Maintenance

Equitable is responsible for installing and maintaining operating system software and program products based on Alliance’s Processing Requirements .  Equitable is responsible for maintaining software currency of vendor supported products to support Alliance’s business requirements and for problem determination and resolution of related problems.

(v) Standardization/Consolidation Assistance

Alliance agrees to provide the necessary assistance to Equitable in reducing the number of unique software products it requires.  Any reduction will be based on a mutual agreement of both companies.  In addition, Alliance agrees to migrate to Equitable’s standard operating system product set on a mutually agreeable schedule.

(H) Hardware and Software

(i) Selection

Hardware shall include mainframe, peripherals and telecommunications equipment exclusive of workstations, local area networks,  and remote printers located throughout Alliance globally. Equitable is responsible for selection  of new or replacement hardware to meet both Equitable and Alliance’s processing needs.

(ii) Vendor Management

Equitable is responsible for managing  hardware and software suppliers and maintainers, excluding Alliance applications as defined in Section 1(B) of Schedule C.

(iii) Contract Management

Equitable is responsible for managing  hardware and software related contracts, excluding Alliance applications as defined in Section 1(B) of Schedule C.

(iv) Installation & Maintenance

Equitable is responsible for installing, operating and maintaining hardware and  software, excluding Alliance applications as defined in Section 1(B) of Schedule C.

(I) Application Support

(i) Change Management

Alliance will notify Equitable of application installations and/or modifications prior to implementation.  This notification will work through both companies Change Control framework. Alliance will provide reasonable support for new/changed application installations.

(J) Facility

Equitable’s EDP Facility provides  conditioned raised floor space, which includes water detection and HVAC systems.  The facility is insulated against power failures/fluctuations by an uninterruptable power supply and two standby diesel generators.  The facility is protected by a ceiling-mounted, pre-action, dry pipe sprinkler system and a below-floor Halon fire suppression system.  A plant security force is on-site 24 hours/day, 365 days/year, and is aided by a closed-circuit television system to monitor the facility.

2.             Processing Service Levels:

Equitable shall provide all Services  specified herein, and shall meet or exceed service levels set forth herein, to meet Alliance electronic data processing requirements in accordance with this Agreement.   Availability as set forth below will be calculated and reported on a monthly and year-to-date basis.  Outages as a result of operator, equipment, telecommunications controlled by Equitable, operating system software, unscheduled maintenance and facility failure will be charged against availability.  Application or Alliance caused (whether by act or failure to act where there is a duty to act) outages will not be charged nor will outages for scheduled maintenance be charged against availability.  All references to time are Eastern Standard Time.

Allowance will be made for periods of regular scheduled system maintenance, such as IPL’s, operating system and program product upgrades.

Alliance represents and warrants that the service levels set forth below have been achieved continuously for the six (6) months preceding the Start Date.  In the event of a misrepresentation hereunder, the service levels to which the misrepresentation relates will be restated downward based upon the mutual agreement of the parties acting reasonably and in good faith .

The following preliminary electronic data processing service levels shall be provided:

(A) MVS, TSO, CICS, Control-M, CA-7, Telecommunication Access Methodology (“TCPIP”)(excluding Alliance applications.)

Availability

These services are required 24 hours/day, 7 days/week.  The availability for these services shall be 99.9% on a monthly basis.

(B) On-line CICS

Availability

The availability for production CICS regions shall be 99.9% on a monthly basis.  The availability for testing/development CICS regions shall be 99.0% on a monthly basis.  The necessary availability period for the different CICS regions is shown in the following table.

REGION	Application	LPAR	SLA Start	SLA End
CICSFITS	Fixed Income Trading	O39P	7:00 a.m.	7:00 p.m.
CICSPMP4	Portfolio Management System — IMS (prod)	O39P	7:00 a.m.	10:30 p.m.
CICSPMQ4	Portfolio Management System — IMS (QA)	O39P	7:00 a.m.	10:00 p.m.
CICSPMT4	Portfolio Management System — IMS (test)	O39D	7:00 a.m.	10:00 p.m.
CICSPRD1	Global Access Card — MAP	O39P	8:00 a.m.	7:00 p.m.
CICSPRD2	Smart Stream — IE	O39P	7:00 a.m.	12:00 a.m.
CICSPRD3	Portfolio Accounting Core Engine	O39P	4:00 a.m.	7:00 p.m.
CICSREGR	PACE — Regression (test)	O39D	N/A
CICSTST1	PACE — Test	O39D	4:00 a.m.	3:00 a.m.
CICSY2K1	Y2K — Test	O39D	8:00 a.m.	7:00 a.m.
CICSY2T1	Y2K — Test	O39D	8:00 a.m.	7:00 a.m.
CICSY2T4	Y2K — Test	O39D	8:00 a.m.	7:00 a.m.

Production Internal Response Time

The monthly requirement is 95% of all transactions requiring equal to or less than .25 seconds of CPUTIME processed within 1.0 seconds internal host response time.

(C) TSO Interactive Testing

Availability

The TSO availability requirement is 24 hours/day, 7 days/week.  The availability shall be 99.9% on a monthly basis.

TSO Transaction Response Time

The monthly requirement is 95% of all Period 1 transactions requiring equal to or less than 800 standard IBM service units processed within .7 seconds.  This is subject to Alliance having TSO Monitor installed in its current environment to allow measurement and reporting.

(D) Batch Processing

Scheduled Commitments

All critical batch processing as set forth in Table     below  will be completed at the Equitable processing site as set forth in the Table..  The service level shall be 95% completion of mainframe processing.

Application	Job	SLA
AUM	AUX270DP	7:30 a.m.
AUM	AUX470DP	7:30 a.m.
Davenport	DAVT01DP DAVT02DP	10:30 p.m.
GAC	GAC009DP	12:00 a.m.
GAC	GACTR4DP	5:00 a.m.
GAC	GAC050DP	6:00 a.m.
GAC	GAC032DP	5:30 a.m.
GAC	GAC033DP GAC033D2	5:30 a.m.
Hazlet	HAZT01DP HAZT02DP	10:30 p.m.
PACE	PAXAS20V	1:45 a.m.
PACE	PAXTOKYO	3:00 a.m.
PCR	PCREL1DT PCREL2DT PCREHMDT	8:00 p.m.

(E) The Equitable Telecommunications Network (SNA & TCP/IP)

Availability

The Equitable portion of the telecommunications network shall be available 24 hours a day, 7 days a week.  The availability shall be 99.9%, on a monthly basis.

(F) Disaster Recovery

Availability

Equitable’s recovery plan shall provide for the recovery of Alliance’s mission critical production applications within 2 hours of disaster declaration with the data latency at zero from point of failure (that is, data that is located in Alliance’s Secaucus disaster recovery site will be mirrored from Equitable’s Leonia Data using SRDF in semi-synchronous mode.)  This plan must be executed minimally once a year to include CICS, Network connectivity (SNA & TCP/IP) and batch processing.  Alliance shall cooperate in developing and testing this plan.

(G) Credits

(i)            Starting on June 1, 2001, credits for not meeting the service levels set forth above will be  calculated monthly  based on the service levels set forth above. The credit for failing to meet any service level during any calendar month shall equal to 1% of the annualized Service Fees to be paid by Alliance hereunder for the current calender year for each service level not met, provided that  Alliance provides a written statement briefly describing  the impact on Alliance’s business.  A credit shall be earned only for the initial service level failure and not for any service level failure that results from or is caused by the initial service level failure.

(ii)           Equitable will have the opportunity to earn back or negate a credit if it achieves the service level on the failed service for the two consecutive months following the month of failure and exceeds the service level in one of the two months.

(iii)          Credits will in no case reduce the Service Fee due under Section 1.1 of Schedule F for the current year and  will first be applied against  payments due from Alliance relating to excess usage pursuant to Sec. 1.3 of Schedule F in the year the credit is earned.  In the event that the credits exceed excess usage charges (“Unused Credit”), the Unused Credit, which shall not exceed $100,000, will be applied against the following year’s Service Fee.  If the Unused Credits arise in the final year of this Agreement, Equitable shall pay the amount of the Unused Credit (not to exceed $100,000) to Alliance in US dollars by wire transfer to the account designated by Alliance.

(iv)          In the event Equitable exceeds all service levels for six (6) consecutive months in a calendar year, Equitable will be entitled to $100,000 to offset any credits earned or to be earned by Alliance in that calendar year.  Such offset earned in a calendar year shall not be carried over to a subsequent year.

(v)            The credits available to Alliance under this Schedule A shall be Alliance’s sole and exclusive remedy for a failure by Equitable to meet any service level, except for Alliance’s right to declare a termination of this Agreement in the event Equitable fails to meet any three or more service levels (but not necessarily the same three service levels) for six consecutive months.  If Alliance terminates hereunder, Equitable shall pay Alliance’s actual and necessary transition costs of moving to a new service provider (including Alliance), provided however that (a) such costs shall not exceed $2,500,000 and are supported by documentation reasonably acceptable to Equitable and (b) all credits accrued by Alliance will be negated by a termination hereunder.

(vi)          In the event that the Services are being provided through Equitable’s disaster recovery site, Alliance shall not be entitled to claim a breach or termination of this Agreement because of the failure to meet the service levels, nor shall Alliance be entitled to any credits hereunder, during the disaster recovery period.

SCHEDULE B

ALLIANCE OBLIGATIONS

In addition to any other obligations set out in the Agreement:

(a)           Software applications

Alliance is responsible for the licensing and maintenance and maintaining current levels of its Applications Systems set  forth in Section 1 (B) of Schedule C. Alliance shall provide reasonable assistance to Equitable in changing any Equitable’s resources to higher, supported levels of operating system software and mainframe and telecommunications hardware.

(b)           Standardization

Alliance must provide reasonable cooperation and personnel resources to assist in software and hardware standardization efforts.  This includes providing sufficient time in its processing schedules to allow testing and implementation of new software and hardware.

(c)           Transfer to Equitable EDP Facility

1.             Cooperation

Alliance shall provide reasonable cooperation, information and resource in the planning and execution of the Alliance Systems transfer to the Equitable facilities.

2.             Assistance

Alliance shall provide reasonable time and personnel assistance in transitioning production and support responsibilities.

3.             Documentation

Alliance shall provide the appropriate documentation, procedures and media to support all processing. Alliance shall provide reasonable assistance to Equitable in understanding of any such material that is in a foreign language.

SCHEDULE C

EQUITABLE RESOURCES

1.             SOFTWARE SUPPORTING ALLIANCE’S SYSTEMS

A)

B)            Alliance Applications Systems:

Alliance Applications Systems
ADMIN	Systems
ADP	Print Image Reporting
ADV	Advest
AMT	Ameritrade
AUM	Assets Under Managemnet
BIL	Billing
BLR	William Blair
BNY	Bank of New York
BNY	Bank of New York
BRS	Bear Stearns
BRS	Bear Stearns
BTL	Butler Wick
CAMRA	CAMRA
CMB	Cumberland
CNV	Legend Financial Services
COM	Commissions
CRD	DST Cardin
CRW	Crowell Weedon
DAS	Distributed Assistance Systems
DAV	Davenport
DAV	Davenport
DIS	Discovery
DISPATCH	Dispatch (Report Distribution)
DTC	Depository Trust Company
ERN	Ernst & Company
FIT	Fixed Income Trading Systems
FLT	Fleet
FOL	Folger Nolan
FSG	First Securities
GAC	Global Acces Card (will replace MAP)
GOG	MAP Intergrated
GST	Gorian Thorne
HAZ	Hazlet, Burt & Watson
HRZ	Herzog
HUM	Wayne Hummer
INC	Investor National
INS	Institutional Monthly
INT	Institutional Accounts
JOS	Josephthal
KCK	Purchase Kickers
LEB	Lebenthal
MAP	Managed Asset Plan
MAP	Managed Asset Plan
MBS	Mortgage Back Securities
MFO	Mutual Fund Operations (Sales)
MLS	Miller Schroeder
MST	Managed Asset Plan
OMN	Omnibus

PACE	Porfolio Accounting Core Engine
PACERQST	PACE On-Request Reporting
PCR-CORE	Pension Client Reports
PCR-CPMS	Pension Client Reports
PCR-POOL	Pension Client Reports
PEN	Penson
PER	Pershing
PER	Pershing
PMS	Investment Management System
PMV	Portfolio Management Views
PST	Managed Accounts
RAG	Ragen McKenzie
SCHEDD	Schedule D (Regulatory Reporting)
SMT	Smartstream
SUN	Sunpoint
SWP	Sweep Systems
TRD	Trading

3.             EQUITABLE EQUIPMENT

                The following is a description of the initial equipment configurations which will be installed at the Equitable EDP Facility, to support the implementation of the Alliance Systems.

SCHEDULE D

SERVICES MANAGEMENT

1.            Transition Assistance

Upon any termination of this Agreement for any reason whatsoever, Equitable shall provide reasonable assistance and good faith cooperation to Alliance to facilitate and achieve the transition of the performance of all Services by Equitable to either Alliance or another person designated by Alliance, including without limitation, the support, services and resources set out in Schedules A and C hereof.  All such transition support, cooperation, assistance and services shall be deemed to be included in the term “Services” used in this Agreement. Furthermore, and without limiting the foregoing, Alliance shall have the option, exercisable with no less than sixty (60) days notice prior to the termination date or the expiration date of this Agreement, to request that Equitable’s Services and this Agreement continue on a month to month basis subject to termination by Alliance on thirty days notice after the termination date or the termination or expiration date, as applicable, for the then applicable annual fee applied pro rata. Alliance shall have the right to have this Agreement continue on a monthly basis pursuant to this paragraph for up to one hundred and twenty (120) days.  Any extension beyond the 120 days will be until the end of the current calendar year.

2.             EDP Service Report

Equitable shall keep Alliance fully and accurately informed on a reasonable timely basis concerning its provision of the Services. Without limiting the foregoing, Equitable shall submit to Alliance a written monthly status report by the 15th calendar day of the month which shall review the Services provided for each preceding month, and reasonably detailed information concerning any failure of Equitable to provide the Services for each preceding month. Without limiting the foregoing, all such monthly reports shall include the date and time of any relevant incidents, acts or omissions, the status of any such incidents, acts or omissions as at the date and time such report is delivered to Alliance, reasonably detailed information concerning the response, and corrective measures undertaken by Equitable in response to any such situations, and Equitable’s proposals, recommendations and options to both resolve any such situations and preventative/pro-active measures it has taken or proposes to take to prevent any such situation in the future.  The reports shall also include monthly usage of CPU, DASD and TAPE.

3.             EDP Service Management

In addition to the staffing obligations of Equitable pursuant to Section 14 of Schedule G, Equitable and Alliance shall jointly form a “Joint Services Management Committee” composed of  representatives of each of Equitable and Alliance, who shall meet on a reasonably regular basis to review and discuss the provision of the Services and to resolve all issues of concern to either party concerning this Agreement.  Except for notices issued pursuant to Section 5 of Schedule G of this Agreement, all communication concerning this Agreement and the day-to-day provision, and management, of the Services shall be conducted through the Joint Services Management Committee.   The initial representatives of each party to the Joint Services Management Committee shall be as follows:

Alliance:	Howard Samborn	Sal Raineri
	Senior Vice President	Vice President

Equitable:	William Levine	Andrew Kregar
	Executive Vice President and CIO	Managing Director
	Project Executive	Project Manager
	Charles Sokolski	James Crosby
	Senior Vice President	Managing Director

                Either party may at any time and from time to time change its designated representative(s) upon written notice to the other party.

4.             Dispute Resolution

The purpose of this Section is to set forth a framework and procedure under which Equitable and Alliance shall use their best efforts to resolve any disputes that may arise under this Agreement without resort to litigation. The parties agree to first utilize a three-step process to accomplish this goal, engaging first in informal discussion, and thereafter, to arbitration.

(1)            Joint Services Management Committee: The parties shall first attempt to resolve all disputes, by submitting such disputes to, for discussion and resolution by, the Joint Services Management Committee.  If a resolution of such dispute is not reached by the Joint Services Management Committee within ten (10) Business Days of the submission of such dispute, then the parties shall proceed in accordance with Subsection 4(2) of this Schedule D.

(2)            Discussions Between the Parties:  In the event of a dispute under this Agreement, including without limitation, any failure of the parties to agree on a matter requiring settlement or agreement (a “Dispute”), the party alleging the Dispute shall provide notice in accordance with Section 5 of Schedule G giving particulars of the Dispute to the other party (the “Notice of Dispute”).  The parties each agree to appoint a representative and to cause their respective representatives to meet as soon as possible in an effort to resolve the Dispute. Should the Dispute not be resolved within ten (10) Business Days of the Notice of Dispute, representatives of the parties at a senior management level shall attempt, in good faith to resolve the Dispute in no more than fifteen (15) Business Days from the date of the Notice of Dispute.  All such representatives of the parties shall be referred to hereafter as “Settlement Nominees,” and the fifteen (15) Business Day period shall be referred to as the “Period of Discussion.”

(3)           Arbitration:  In the event that the Settlement Nominees are unable to resolve the Dispute during the Period of Discussion, either party may submit, within five (5) Business Days following the expiration of the Period of Discussion, the Dispute to binding arbitration before three (3) arbitrators in New York pursuant to the rules of American Arbitration Association, except as modified below:

(a)          the party (the “Initiating Party”) wishing to submit the Dispute to Arbitration shall select one initial arbitrator and shall send a notice of the Dispute (the “Arbitration Notice”) to the other party setting out the name of the arbitrator so selected by such party;

(b)          The other party (the “Recipient”) shall have ten (10) Business Days from receipt of the Arbitration Notice to select a second arbitrator and to notify the Initiating Party of the name of the arbitrator selected by the Recipient;

(c)          promptly upon their selection and, in any event within seven (7) Business Days of the appointment of the second arbitrator, the two arbitrators then selected shall appoint a third arbitrator;

(d)          if the Recipient fails to appoint a second arbitrator or the two selected arbitrators fail to appoint a third arbitrator, the Initiating Party in the event of a default by the Recipient or either party in the event of a default by the two arbitrators will be free upon notice to the other party to request that a court of competent jurisdiction in the state of New York promptly appoint the second or third arbitrator, as applicable, and to notify each party of such appointment;

(e)          the parties shall agree in advance as to the manner in which the arbitration panel shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration procedures and failing agreement within five (5) Business Days from the date of selection of the  third arbitrator, the arbitration panel shall formulate its own procedural rules in accordance with the rules of the American Arbitration Association and promptly commence and expeditiously conduct the arbitration proceedings;

 (f)          the arbitration panel shall be independent of the parties and, shall issue its decision (by majority or unanimous decision) in writing within forty–five (45) calendar days from the date of appointment of the third arbitrator;

(g)          nothing in this Section 4 of Schedule D shall prevent either party from applying to a court of competent jurisdiction for equitable relief pending final disposition of the arbitration proceeding;

(h)          in no event shall the arbitrators have the jurisdiction to amend or vary the terms of this Agreement;

(i)            the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, except in the event of any corruption, fraud, or the like, or evident partiality or misconduct by the arbitrator(s), or where the arbitrator(s) exceed(s) or abuse(s) their powers, or where a final and definitive award is not made by the arbitrator(s) on a timely basis or contrary to their terms of appointments, and shall deal with the question of costs of arbitration and all matters related thereto;

(j)            judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be; and

(k)           subject to Paragraph (g) of this provision, it shall be a condition precedent to the bringing of any legal proceedings with respect to the Dispute that the arbitration procedure set out in this Section 4 of Schedule D shall have taken place.

SCHEDULE  E

LIABILITY AND INDEMNIFICATION

1.             Equitable Indemnification

(1)           Notwithstanding Section 3 of this Schedule E, Equitable hereby indemnifies and holds Alliance and Alliance Companies harmless for any, and all, harm, liability, expense, costs, loss or damage, (whether arising in negligence, tort, equity, contract or otherwise) that arises out of, or in any connection with, either any breach whatsoever of, or action, suits, proceedings or claims concerning, any of Equitable’s obligations pursuant to Section 1 and 2 of Schedule H, with respect to the confidentiality of Alliance Companies’ Confidential Information as defined in Schedule H, or Equitable’s obligations pursuant to Section 18(l)(vi) of Schedule G of the Agreement.

(2)           Alliance shall promptly notify Equitable of any information, or reasonable belief of Alliance, concerning any suit, claim, action, proceeding or written communication that may exist concerning, in any way, the indemnities provided in Subsection 1(1) of this Schedule E, and Equitable agrees that it shall fully and promptly co–operate with, and assist, Alliance and Alliance Companies in any such defense, action, suit, claim or proceeding to which Alliance may become involved or a party. The foregoing notwithstanding, Equitable shall have the right in its sole discretion, and at its expense, to participate in and control the defense of any such suit, claim, action or proceeding and in any and all negotiations with respect thereto, and neither Alliance nor any Alliance Companies shall settle any such suit, claim, action or proceeding without Equitable’s prior written approval.

(3)           Equitable shall maintain reasonable insurance coverage to protect itself in connection with any liability whatsoever that may arise for Equitable in any connection with any act or omission of Equitable in any connection with this Agreement, including without limitation Equitable’s indemnification of Alliance pursuant to this Section 1 and Section 4 of this Schedule E.  All such insurance shall be of an amount, and shall be provided to Equitable on terms and conditions, that is reasonably acceptable to Alliance.  The existence or non-existence of any insurance coverage shall in no way limit or otherwise affect Equitable’s indemnification obligations hereunder.

(4)           Without limiting the foregoing, all such insurance coverage shall be evidenced by insurance policies which have terms and conditions reasonably satisfactory to Alliance and such insurance policies shall not be cancelable or subject to reduction of coverage, or other modification, except after thirty (30) days prior written notice to Alliance.  Equitable will deliver to Alliance, upon request, certificates or other satisfactory evidence of any insurance required to be maintained by Alliance hereunder and a certified copy of the original insurance policies within thirty (30) days of Alliance’s request.  Any loss under any of the insurance policies provided for herein will be adjusted with the associated insurance company by Equitable at Equitable’s sole expense, subject to Alliance’s approval.

2.             Alliance Indemnification

(1)           Notwithstanding Section 3 of this Schedule E, Alliance hereby indemnifies and holds Equitable harmless for any, and all, harm, liability, expense, cost, loss or damage, (whether arising in negligence, tort, equity, contract or otherwise) that arises out of, or in any connection with, either any breach whatsoever of, or actions, suits, proceedings or claims concerning, any of Alliance’s obligations pursuant to Section 1 and 3 of Schedule H, with respect to the confidentiality of Equitable’s Confidential Information or Alliance’s representations, warranties and covenants pursuant to Paragraph 18(2)(iii) of Schedule G of the Agreement.

(2)           Equitable shall promptly notify Alliance of any information, or reasonable belief of Equitable, concerning any suit, claim, action, proceeding or written communication that may exist concerning, in any way, the indemnities provided in Subsection 2(l), and Alliance agrees that it and any associated Alliance Company shall fully and promptly cooperate with, and assist, Equitable in any such defense, action, suit, claim or proceeding to which Equitable may become involved or a party.  The foregoing notwithstanding, Alliance shall have the right in its sole discretion, and at its expense, to participate in and control the defense of any such suit, claim, action or proceeding and in any and all negotiations with respect thereto, and Equitable shall not settle any such suit, claim, action or proceeding without Alliance’s prior written approval.

(3)           Only to the extent insurance is not provided under an Equitable insurance program, Alliance shall maintain reasonable insurance coverage to protect itself in connection with any liability whatsoever that may arise for Alliance in any connection with any act or omission of Alliance in any connection with this Agreement, including without limitation Alliance’s indemnification of Equitable pursuant to this Section 2 and Section 4 of this Schedule E.  All such insurance shall be of an amount, and shall be provided to Alliance on terms and conditions, that is reasonably acceptable to Equitable.

(4)           Without limiting the foregoing, all such insurance coverage shall be evidenced by insurance policies which have terms and conditions reasonably satisfactory to Equitable and such insurance policies shall not be cancelable or subject to reduction of coverage, or other modification, except after thirty (30) days prior written notice to Equitable.  Alliance will deliver to Equitable, upon request, certificates or other satisfactory evidence of any insurance required to be maintained by Equitable hereunder and a certified copy of the original insurance policies within thirty (30) days of Equitable’s request.  Any loss under any of the insurance policies provided for herein will be adjusted with the associated insurance company by Alliance at Alliance’s sole expense, subject to Equitable’s approval.

3.             Limitation of Liability

Except as otherwise provided in Section 1, Section 2, and Section 4 of this Schedule E, Equitable and Alliance agree as follows:

(a)           Each party’s liability to the other party for any and all direct harm, liability, expense, cost, loss or damage, whether in negligence, tort, equity, contract or otherwise, arising out of, or in connection with, this Agreement shall be strictly limited, in the aggregate in respect of all incidents or occurrences, to the amount of Two Million, Five Hundred Thousand ($2,500,000.00) Dollars;

(b)           Each party agrees that the other party shall not be liable for any lost profits, failure to realize expected savings, or any other indirect commercial or economic loss of any kind whatsoever;

(c)           Each party agrees that except as otherwise provided in this Agreement neither party shall be liable for any harm, loss, damages, expenses, costs, suit, claim or demand whatsoever against the other party that is made by any person or entity who is not a party to this Agreement; and

(d)           UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, THIRD PARTY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY EXPENSES, COSTS, LIABILITY, LOSS, OR DAMAGE WHATSOEVER.

4.             Personal Injury and Property Damage Indemnity

Notwithstanding Section 3 of this Schedule E, Equitable and Alliance each agree to indemnify, defend and hold harmless the other from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of third party claims for bodily injury or damage to physical property, to the extent caused directly and proximately by the negligence or willful misconduct of the other party, its employees, officers or agents.

5.             Default and Rights of Termination

                (1)           The occurrence of any one or more of the following events shall be deemed to be  an “Event of Default”:

(a)       if either party either breaches any material covenant or obligation contained in this Agreement, or consistently breaches any other obligations or covenants so as to constitute a material breach of this Agreement;

(b)       if Alliance fails to timely pay on amounts due hereunder;

(c)        if either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then Alliance may, by giving written notice thereof to Equitable, terminate this Agreement as of the date specified in such notice; or

(d)      if a governmental regulatory order or final judgment or decree in any jurisdiction which materially and adversely affects the ability of either party to fulfill its obligations under this Agreement shall have been made, issued, obtained or entered and such order, judgment or decree shall not have been vacated, discharged or stayed pending appeal within the applicable appeal period.

(2)           If either party commits an Event of Default that is capable of being remedied and has not been remedied within thirty (30) calendar  days after written notice of the Event of Default has been delivered to such party, the non-breaching party, may terminate this Agreement immediately upon the expiration of such remedial time period, or any time thereafter upon written notice thereof to the breaching party, provided that where an Event of Default occurs pursuant to the provisions of Subparagraph 5(l)(c) and (d) hereof, the non-breaching party shall not be obliged to provide a remedial period, but may terminate this Agreement immediately upon the occurrence of such Event of Default and upon written notice to the breaching party, and provided further that where the Event of Default is Alliance’s failure to timely pay any amount due hereunder, the cure period shall be ten (10) calendar days and default interest at lesser of the prime rate then in effect as published by the Wall Street Journal  or the maximum rate allowed by law shall be due and payable on any such late payment calculated from the first day after the date upon which the payment was due.  All such rights of termination shall be in addition to, and shall not exclude, any other rights and remedies that the party not in breach or default may have.

6.             Termination Compensation

In the event that either party exercises its termination rights under Subsection 7.1(1) or 7.1(2) or Section 4(b) of Schedule G, and in accordance with Subsection 7.1(3) of this Agreement, the terminating party shall compensate the non–terminating party for the actual costs and expenses incurred by the non-terminating party that directly result from such termination, including without limitation the costs and expenses incurred by the non-terminating party in order to put the non-terminating party in a reasonably similar position that it would have been in but for such termination.

Each party shall use its reasonable efforts to mitigate any such costs and expenses, including without limitation Equitable shall attempt to use the Equitable Resources for its own internal purposes or for Alliance’s use where acceptable to Alliance.  All such compensation shall be subject to the non-terminating party’s delivery to the other party of reasonable evidence, information and materials documenting any such costs or expenses suffered by the non-terminating party.

SCHEDULE  F

SERVICE FEES

1.            Service Fee

1.1           Except as otherwise expressly provided herein, as full and complete consideration for the provision of all Services, the annual Service Fee payable by Alliance to Equitable under this Agreement shall be $2,562,000 per annum for each year of the Term.  For 2001, the Service Fee shall be prorated to the beginning of April 2001 for a total fee of $1,921,500 for 2001.  For the years 2002 and 2003, the Service Fee shall remain at $2,562,000 provided that Alliance’s anticipated use of Computing Resources (described in the Table set forth below) shall not increase or decrease by more than 10% per year. In the event of a termination by Alliance pursuant to the first sentence of Section 7.1 (2) of the Services Agreement the parties will negotiate in good faith for a refund, if any, of prepaid Service Fees.

1.2           The total Service Fee is based upon Alliance’s monthly average usage projections for each processing element (CPU, DASD and Tape) for each of the 3 years of the term of this Agreement.  These usage projections  will be  based upon average actual usage by Alliance during the first three months of the term and will be in the form of Table 1 below.  For 2002 and thereafter the processes described in Schedule A, Section 1(D)(ii) shall be followed to establish projected usage.

Alliance agrees to reimburse Equitable for any additional indirect costs and expenses and third party costs required by Alliance to meet additional requirements specific to Alliance if Alliance specifically requests in writing.

1.3           In the event Alliance’s actual usage for any of the processing elements in Table 1 for a given year during the term of this Agreement exceeds the monthly projections for that element multiplied by 12, Alliance shall be charged for such usage based on Equitable’s internal Cost Allocation Methodology (“CAM”) for each such element.  In the first quarter of a calendar year, Equitable establishes the internal CAM for these processing elements, based on its projected expenses and planning assumptions; these rates remain in effect for that whole year.

Table 1

ELEMENTS

TOTAL  CPU TIME

( minutes)

TAPES/ EXCPs)

DISK STORAGE

(Giga bytes)

If, during the budget planning cycle referred to in Schedule A, sec. 1(D)(ii), but no later than September 30, Alliance and Equitable project that Alliance’s usage of any of these elements would increase or decrease by more than 10 percent (10%) for that upcoming year, the parties shall renegotiate the Services Fees and the above elements table.  The method of calculating the revised Service Fees shall be based upon Equitable’s CAM methodology and for 2002 any reduction shall not affect direct costs incurred by Equitable related to Services to be rendered to Alliance.

2.            Travel Expenses

In addition to the Service Fees, Alliance shall pay, or reimburse Equitable, for any reasonable out-of-pocket expenses related to travel and travel-related expenses, incurred by Equitable at the request or with the approval of Alliance in connection with Equitable’s Performance of this Agreement. Such expenses include expenses in connection with equipment installation and site surveys.

3.            Taxes

Alliance shall pay, or reimburse Equitable, for all sales or  services taxes which are levied or imposed in any  jurisdiction in connection with the services contemplated hereby.

F-2

4.             Time of Payment

The  annual Service Fee for 2001 will be payable on May 1, 2001 .  Thereafter, each annual Service Fee will be invoiced on January 1 of each year payable within thirty days thereafter.  Any other sum due to Equitable thereunder for which a time for payment is not otherwise specified will be due and payable within thirty (30) days after the due date of an invoice therefor from Equitable.

5.             Method of Payment

All Service Fees, and other charges that are due thereunder shall be payable in US dollars and shall be made by wire transfer to such account that Equitable may designate.

6.             Start–Up Expenses

In addition to the Service Fees, Alliance shall reimburse Equitable for all non-recurring costs and expenses incurred by Equitable in connection with the establishment and commencement of Services pursuant to this Agreement, excluding any such costs and expenses that are attributable to any personnel, management or employee salaries or benefits.  Such start-up costs and expenses are currently estimated to be $550,000 and shall include, without limitation, the following: consulting services, vendor professional services, one time software and hardware rental and telecommunication costs and other related out-of-pocket expenses.  Alliance shall reimburse Equitable for such amounts either on, or before May 1, 2001 subject to Equitable’s reasonable accounting for same including the delivery to Alliance of receipts in connection therewith.

7.             Telecommunication Expenses

The annual Service Fee set forth in Section 1.1 above includes telecommunication expenses of $240,000.  Any amount paid by Equitable in excess of $240,000 relating to Alliance’s use of telecommunications shall be reimbursed to Equitable by Alliance at the same time as the payment of the annual Service Fee.

8.             Non–Affiliated Expenses

In the event that any Alliance Company ceases to be an Affiliate of Equitable, Alliance shall reimburse Equitable for any additional third party software costs incurred by Equitable in order to continue to provide the Services.

F-3

SCHEDULE G

GENERAL TERMS AND CONDITIONS

1.            Interpretation

In this Agreement words importing a singular number only shall include the plural and vice versa. The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only, and shall affect neither the construction nor the interpretation of this Agreement. The terms, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith references herein to parts, Articles and Sections are to parts, Articles and Sections of this Agreement.  In this Agreement, all references to currency shall be references to the lawful currency of the USA.  If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.  No amendment or modification of this Agreement shall be binding unless in writing and signed by duly authorized representatives of both parties.

2.             Force Majeure

Except for Equitable’s obligations to provide the Services via, and through, the disaster recovery and back–up services provided in Section 17 of this Schedule G, neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, , and governmental actions and labor shortages or disputes, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof, and (ii) uses its reasonable efforts to correct such failure or delay in its performance. Except for Equitable’s obligations to provide the Services via, and through, the disaster recovery and back–up services provided in Section 17 of this Schedule G, the delayed party’s time for performance or cure under this Section 2 of Schedule G shall be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less. In the event that any such event continues for a period greater than sixty (60) days, either party shall have the right to terminate this Agreement by providing written notice on or before 10 days after such sixty (60) day period.  The effective date of Alliance’s termination shall not be more than six months after the date of such notice. The effective date of Equitable’s termination shall be not less than six months after the date of such notice.

3.             Relationship of the Parties

Nothing in this Agreement shall either render, or be interpreted or construed to mean, Alliance and Equitable are either partners, joint venturers, employer/employee or principal/agent of the other. Neither party shall have any authority whatsoever to obligate or commit the other party, contractually or otherwise. Neither party shall do anything whatsoever to represent to any person that they have any authority to so obligate or commit the other party.  Each of Alliance and Equitable agree that each of them are independent contractors.  Equitable shall only act within the scope of its actual and express authority under this Agreement.

Equitable shall not represent to any person that it has any authority, or permission, or consent to either represent or act on behalf of Alliance in any connection with this Agreement except as is expressly authorized by Alliance.

4.             Assignment

(a) The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors and assigns as the case may be; provided that, since Alliance has specifically contracted for Equitable’s unique and special services, Equitable shall not have the right to assign or delegate any of its obligations under this Agreement, either in whole or in part, to any person, except an Affiliate of Equitable which agrees in writing to assume all of Equitable’s obligations hereunder, without the prior written consent of Alliance. Any attempted assignment in violation of the provisions of this Section 4 of Schedule G shall be void. Except as expressly specified in this Agreement, the parties do not intend, nor shall any clause be interpreted to create in any third party, any obligations to, or right or benefit by, such third party under this Agreement from either Equitable or Alliance.

(b) In the event Equitable anticipates that it will transfer its data processing to an Affiliate, which does not agree in writing to assume all of Equitable’s obligations hereunder,Equitable shall have the right to terminate this Agreement upon twelve (12) months written notice to Alliance.

5.             Notices

(a)           Any notice given pursuant to this Agreement shall be in writing and shall be forwarded in the manner prescribed herein to the respective party at the address designated as follows or at such revised address as such party may, from time to time, designate by giving notice in writing to the other parties in the prescribed manner:

Alliance Capital	Alliance Capital Management, L.P.
1345 Avenue of the Americas
New York, NY 10105

	Attention:	Chief Information Officer

	Copy to:	General Counsel

Equitable:	The Equitable Life Assurance
Society of the United
1290 Avenue of the Americas
New York, New York 10104
U.S.A.

	Attention:	Chief Information Officer

	Copy to:	General Counsel

(b)           Notice shall be given in the manner prescribed as follows: (i) by delivery, effective at the time of actual delivery; or (ii) by registered or certified mail, effective on the third business day following the deposit of such registered or certified mail with each party’s, respective, postal service. In the event of any disruption, or threatened disruption, of regular postal service notice shall not be given by mail.

6.             No Waiver

Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provisions.

7.             Further Assurances

Each of Alliance and Equitable agree that they shall execute and deliver all further documents, filings and agreements that contain reasonable terms and conditions, and do all things that are reasonably necessary to realize and perfect the intention of this Agreement and the obligations set out herein.

8.             No Merger

The parties agree and acknowledge that none of the warranties, representations and covenants contained in this Agreement shall merge upon either the execution and delivery of this Agreement by both parties, or upon the full payment (or any partial payments) of the Service Fees, and that all such warranties, representations and covenants shall continue in full force and effect both throughout the term of this Agreement, or as otherwise stipulated in Section 21 of this Schedule G.

9.             Definitions

In this Agreement, the following terms shall have the following meanings:

(1)           “Affiliate” shall mean a company controlling, controlled by or under common control with another company;

(2)           “Business Day” shall mean each week day, except Saturday and Sunday and where any week days occur on a statutory holiday observed in the State of New York;

(3)           “Equitable EDP Facility” shall mean the information and data processing offices, centre and facilities of Equitable commercially identified as The Equitable Information Processing Centre located at 400 Willow Tree Road, Leonia, New Jersey, U.S.A.;

(4)           “Hardware” shall mean the information technology, equipment, hardware and electronic data processing support and operating technology that Equitable shall use to provide all Services and that is more particularly described and set out under the Equitable Hardware title in Schedule C attached hereto, or as the parties hereto may otherwise agree from time to time;

(5)           “Equitable Resources” shall mean all of the Hardware, Software, network topology, communications equipment, systems, processes and equipment that Equitable shall use to provide all Services and that is more particularly described in Schedule C attached hereto, or as the parties hereto may otherwise agree from time to time;

(6)           “Software” shall mean the computer programs, which may be combined or embodied in any medium whatsoever, consisting of a set of logical instructions and information which guide the functioning of Equitable Hardware, and which shall include all information, know–how, methodologies, systems, and processes concerning such computer programs including without limitation object code, source code, all operational /functional specifications, technical specifications, process flow diagrams, design notes, documentation, and all updates, releases, enhancements, modifications and customizations that Equitable shall use and rely upon to provide Services, as such computer programs are more particularly identified in Schedule C attached hereto, or as the parties hereto may otherwise agree from time to time.

10.          Schedules

Each of the Schedules delineated below are attached hereto and incorporated into the provisions of this Agreement, and each Schedule shall be subject and subordinate to the nonscheduled provisions of this Agreement in the event of any conflict or contradiction between them.

Schedule A	— Services
Schedule B	— Alliance Obligations
Schedule C	— Equitable Resources
Schedule D	— Services Management
Schedule E	— Liability and Indemnification
Schedule F	— Service Fees
Schedule G	— General Terms and Conditions
Schedule H	— Proprietary and Confidentiality Obligations

11.          Intentionally blank

12.          Intentionally blank

13.          Service Quality

(1)           In addition to any other rights and remedies that may be available to Alliance, Equitable will use reasonable procedures to detect, identify and correct errors or mistakes in the Services and will promptly notify Alliance of any such errors or mistakes. In the event of any breach of Equitable’s Service obligations which causes an error or mistake in any record, report, data, information or output, Equitable shall at its own expense, promptly use reasonable efforts to correct and reprocess such records, reports, data, information or output. In the event of any failure or omission in Equitable’s provision of Services, Equitable shall use reasonable efforts to correct such failure or omission in Service. Equitable’s obligations under this Subsection 13(l) shall be conditional upon Alliance providing Equitable with prompt written notice of errors or mistakes in processing, and errors or omissions in the Services, and providing Equitable with all necessary supporting documentation.

(2)           If Equitable, for any reason whatsoever, fails to correct any failure to provide the Services pursuant to such Subsection 13(l) hereof, notwithstanding any other right of, or remedy that may be available to Alliance in such event, Alliance shall have the right to correct such failure, either directly or indirectly with the assistance of another person it may retain, if such failure continues for an aggregate period of sixty (60) days during the term of this Agreement.  In the event Alliance chooses to either directly or indirectly correct such failure, Equitable shall fully cooperate with Alliance or any of Alliance’s representatives, to facilitate such correction, including without limitation permitting reasonable access under Equitable supervision and in accordance with Equitable’s access policy to Equitable EDP Facility, reasonable access to and the assistance of Equitable’s relevant operational personnel, and all relevant records, reports, information and documentation concerning such failed Service obligation and shall reimburse Alliance for costs necessarily and actually incurred in correcting such failure. In such event, credits due under Schedule A shall not apply.  Once the failure is corrected by Alliance, service shall be transitioned back to Equitable and the service levels of Schedule A and any eligibility for credits shall be reinstated.

(3)           Equitable shall: (i) use its reasonable efforts to provide all of the Services in a manner, and to an extent, that shall facilitate and promote the transparent and so-called “seamless” provision of services by Alliance to its customers; and (ii) provide appropriate personnel, services and technology to protect the security, welfare and integrity of all Alliance’s data and information, including all Alliance Confidential Information (as defined in Schedule H).

(4)           The parties shall, in good faith and diligently, work together and cooperate with each other concerning the provision of all of the Services to Alliance.

14.          Staffing

Equitable agrees to provide all of the Services with appropriately experienced and technically competent personnel.

15.          Services Management

The Services shall, in addition to any other obligations set out herein, be managed and performed in accordance with the provisions of Schedule D attached hereto.

16.          Intentionally blank

17.          EDP Service Back-Up Facilities

Without limiting any provision hereof, Equitable shall provide all of the Services to Alliance in accordance with the availability and operational requirements and specifications set out in Schedule A attached hereto.  In any event that Equitable does not provide the Services to Alliance within one (1) hour or such period of time as otherwise agreed to by the parties, Alliance shall have the right to invoke the backup and disaster recovery services set out in Schedule A attached hereto shall be followed.  Any reliance on the services, equipment, computer hardware, computer software, networks, telecommunication services, data storage services, or electronic data processing services of any other person by Equitable in the course of providing the Services to Alliance shall not, in any manner or to any extent, relieve, diminish, or limit any of Equitable’s performance obligations and duties under this Agreement.

18.          Warranties

(1)           Except for the rights of Equitable to use the Alliance Application Systems for the purpose of this Agreement, which rights are to be obtained by Alliance, Equitable hereby represents, warrants and covenants to Alliance the following:

(i)            Equitable has full power and authority to enter into this Agreement and to provide the Services as set out herein, and to perform each and every covenant and agreement herein contained;

(ii)           the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not, in any manner or to any extent, limited or restricted by, and are not in conflict with, any commercial arrangements, obligations, contract, agreement, or other instrument to which Equitable is bound, or by any rights of any other person;

(iii)          except for Alliance Application Systems, the Equitable Resources shall be complete and adequate to enable Equitable to fully perform the Services in accordance with this Agreement;

(iv)          in accordance with Section 1 of Schedule H, as between Equitable and Alliance, Alliance shall be the owner, with good and marketable title, of all data, information, and files that are directly and specifically related to the Services, and to all Alliance Confidential Information;

(v)           Equitable Resources and any other goods, materials, technology and equipment used by Equitable to provide the Services shall be free and clear of all liens, charges, security interests, encumbrances and any other rights of other persons including without limitation any intellectual property, contractual, or confidentiality rights to the extent that such may, or could, in any way, affect the ability of Equitable to provide the Services to Alliance as herein provided;

(vi)          the performance of this Agreement by Equitable, including without limitation the provision of all of the Services by Equitable shall not, in any manner or to any extent whatsoever, infringe, contravene, breach, interfere with, or harm, the rights of any other person, including without limitation any intellectual property rights, copyrights, patent rights, moral rights, confidentiality rights, equitable rights, contractual rights, common law rights, or statutory rights;

(vii)         that all arrangements and agreements that Equitable may have with other persons who will provide either products or services, or both, to Equitable in any connection with the Services, including without limitation any computer hardware, software, disaster recovery or back-up services, network services, or telecommunications services, shall be maintained in good standing and not breached or terminated if such termination will have any adverse impact on Equitable’s ability to provide any of the Services; and

(viii)        all things done, undertaken, created, or contributed by any person on behalf of Equitable, in any connection with the Services, shall be by persons strictly on a work for hire basis, and all right, title, and interest in all intellectual property created by any such person in any connection with the Services shall be wholly transferred and assigned to Equitable.

(2)           Alliance hereby represents, warrants and covenants to Equitable the following:

(i)            Alliance has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

(ii)           this Agreement has been duly authorized, executed and delivered by Alliance and constitutes a valid, binding and legally enforceable agreement of Alliance;

(iii)          the performance of Alliance Obligations shall not, in any manner or to any extent whatsoever, infringe, contravene, breach, interfere with or harm, the rights of any other person, including without limitation any intellectual property rights, copyrights, patent rights, moral rights, confidentiality rights, equitable rights, contractual rights, common law rights, or statutory rights;

(iv)          that the documents, data and other information of Alliance and Alliance Companies provided by Alliance to Equitable, and relied on by Equitable, pursuant to this Agreement shall be, in all material aspects, reasonably complete and accurate at the time same is provided to Equitable;

(v)           the execution and delivery of this Agreement and the performance of the covenants and agreements herein contained are not limited or restricted by, and are not in conflict with, any contract, agreement or other instrument to which Alliance is bound; and

(vi)          the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not, in any manner or to any extent, limited or restricted by, and are not in conflict with, any commercial arrangements, obligations, contract, agreement, or other instrument to which Alliance is bound, or by any rights of any other person.

(3)           THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, DUTIES, OR OBLIGATIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY OTHER IMPLIED WARRANTIES OF MERCHANTABILITY AND ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE. THIS IS A SERVICE AGREEMENT AND IS NOT SUBJECT TO ARTICLE 2 OR 2A OF THE UNIFORM COMMERCIAL CODE AS ENACTED BY THE STATE OF NEW YORK OR OTHERWISE.

19.          Liability and Indemnification

The parties agree to all of the liability and indemnification provisions set out in Schedule E attached hereto, which the parties agree and acknowledge are fair, reasonable and equitable in the circumstances of this transaction.

20.          Counterparts

This Agreement may be executed in counterparts, all of which taken together shall constitute one single Agreement between the parties hereto.

21.          Intentionally blank

22.          Hiring of Employees

During the term of this Agreement and for a one (1) year period thereafter, Alliance and Equitable agree not to, directly or indirectly, hire or make offers of employment to or enter into consultant relationship with officers or employees (or former officers, consultants or employees as the case may be) of the other who were engaged in providing the Services, unless otherwise agreed to between the parties. The provisions of this Section shall not apply to any current (or former, as the case may be) employee, consultant or officer of either party whose termination of employment was not a voluntary action on such employee’s or officer’s part, nor shall it apply to a terminating party which terminates pursuant to Section 5 of Schedule E.

SCHEDULE  H

PROPRIETARY AND CONFIDENTIALITY OBLIGATIONS

1.            Proprietary and Related Rights

(1)            The parties agree, acknowledge and confirm that Alliance and each respective Alliance Company owns, and shall own, all right, title and interest in, and to, all aspects of all data and information related to each such company’s respective  operation, customers, insurance policies and business, including without limitation all copies of reports and information delivered to Alliance concerning Equitable’s provision of the Services (“Alliance EDP Information”).  Equitable shall, in a manner consistent with its obligations, use the same degree of care as it uses to protect its own comparable information to protect all such Alliance EDP Information and data from any harm, damage, theft, tampering, sabotage, interference, or unauthorized use, during the term of this Agreement and during such time as any such Alliance information remains in the possession of Equitable.  Equitable shall not represent to any person that all, or any part of, such data and information is either the property, or is an asset, of Equitable whatsoever. Equitable shall have a non–exclusive and non–transferable right to use Alliance EDP Information only for the purpose of this Agreement and only to the extent that such use is strictly necessary for Equitable to provide Alliance with the Services.

(2)            All Equitable Resources (excluding Alliance Application Systems), technology, processes, systems, and know–how that Equitable uses to perform the Services shall, for the purposes of this Agreement, be deemed to be the sole and exclusive property of Equitable.

(3)            All information concerning Alliance and Alliance Companies, including without limitation all regulatory, commercial, financial, sales, marketing, business, personnel, administrative, technological, customer, insured, and any Alliance EDP Information, together with any information concerning this Agreement, is hereby deemed to be the proprietary and confidential information of Alliance and Alliance Companies (“Alliance Confidential Information”) and shall be held in strict confidentiality in accordance with this Schedule H.

(4)            All information concerning Equitable, including without limitation all regulatory, personnel, administrative, technological information, together with any information concerning this Agreement, is hereby deemed to be the proprietary and confidential information of Equitable (“Equitable Confidential Information”) and shall be held in strict confidentiality in accordance with this Schedule H.

2.             Alliance Confidential Information

All Alliance Confidential Information shall be held in strict confidence by Equitable and shall not be used by Equitable for its benefit, or for the benefit of any other person, or for any purpose other than is strictly necessary for the purpose of this Agreement.  Equitable shall have an obligation to prevent the Alliance Confidential Information from being misappropriated, used without the consent of Alliance, wrongfully disclosed, harmed, stolen, manipulated, tampered with, copied, or electronically transmitted or otherwise communicated, except as otherwise expressly permitted by this Agreement.  Equitable shall use reasonable efforts so that all persons that have any access to Alliance Confidential Information in any connection with Equitable’s performance of this Agreement, whether officers, employees, agents, affiliates, independent contractors or otherwise, are fully apprised of, and obligated to adhere to, all of Equitable’s confidentiality obligations set out herein.

3.             Equitable Confidential Information

All Equitable Confidential Information shall be held in strict confidence by Alliance and shall not be used by Alliance for its benefit, or for the benefit of any other person, or for any purpose other than is strictly necessary for the purpose of this Agreement.  Alliance shall have an obligation to prevent the Equitable Confidential Information from being misappropriated, used without the consent of Equitable, wrongfully disclosed, harmed, stolen, manipulated, tampered with, copied, or electronically transmitted or otherwise communicated, except as otherwise expressly permitted by this Agreement.

4.             Other

The terms “Alliance Confidential Information” and “Equitable Confidential Information” do not include information: (i) which is, or becomes, generally available to the public other than as a result of an unauthorized disclosure thereof by the other party; (ii) which is rightfully obtained by the recipient party from a third party which is not obligated to protect its confidentiality; or (iii) which is established by a party  to be known by this party prior to its having been furnished by the other party.

Nothing in this Agreement shall prevent either party from making disclosure of any information if a party is required to do so by order of any court of competent jurisdiction or any competent regulatory authority, or under any applicable legal provision, provided that a written notice of any requirement to make such disclosure is given to the other party immediately upon the party becoming aware of such requirements and prior to disclosing any information whatsoever.

The provisions of this Schedule H shall remain in effect for a period of three years after termination or expiration of this Agreement.

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